Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement on Form S-3 (File No. 333-265470), Registration Statement on Form S-3 (File No. 333-252587), Registration Statement on Form S-3 (File No. 333-244367), Registration Statement on Form S-8 (File No. 333-258717), Registration Statement on Form S-8 (File No. 333-254659), Registration Statement on Form S-8 (File No. 333-237480), Registration Statement on Form S-8 (File No. 333-230592), Registration Statement on Form S-8 (File No. 333-224785) and Registration Statement on Form S-8 (File No. 333-219158) of Aileron Therapeutics, Inc. of our report dated May 25, 2023, relating to the financial statements of Lung Therapeutics, Inc. appearing in this Current Report on Form 8-K/A dated January 11, 2024 and included in Annex A of the Definitive Proxy Statement on Schedule 14A of Aileron Therapeutics, Inc.

/s/ Deloitte & Touche LLP

Morristown, NJ

January 11, 2024